UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HealthWarehouse.com, Inc.
(Name of Registrant as Specified In Its Charter)

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IMPORTANT INFORMATION FROM YOUR BOARD OF DIRECTORS
America's Trusted Online Pharmacy

August 12, 2016

Dear Fellow Shareholder:

Your Board of Directors urges you to vote the enclosed WHITE proxy card today.  You may also vote by telephone or the Internet by following the instructions on the WHITE card.  Every vote is important!

Please do not vote any proxy sent to you by Rx Investor Value Corporation or its nominees or affiliates (the "RIVC Group").  If you have already done so, you can still vote the enclosed WHITE proxy card, as only your latest dated proxy counts.

YOUR  CURRENT  BOARD  INTENDS TO MAXIMIZE  SHAREHOLDER  VALUE! THE RIVC GROUP  PREVIOUSLY PROPOSED  ACQUIRING  YOUR  COMPANY AT  A  LOW PRICE, WHICH WE BELIEVE SUBSTANTIALLY UNDERVALUED YOUR COMPANY!

●	On October 23, 2015, Rx Investor initially expressed interest in acquiring the Company at a price "anticipated to be in the range of $0.16 to $0.20 per share."

●	While Rx Investor increased their initial price, we believe it was still too low. Your Board asked Rx Investor to show they had sufficient funds to complete the transaction, but they never did so.

●
We publicly announced that we intend to hire an investment banker to explore all strategic options to maximize shareholder value, including a strategic partnership with a larger, well-capitalized entity or a sale of the Company (see enclosed press release).

●	We believe this is the best way to recognize the Company's value and enormous potential.

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The value of your common stock has more than DOUBLED since the end of 2015 and has more than TRIPLED since the end of 2014 under your current Board of Directors' and management's direction and strategy.

1 YEAR HEWA STOCK PRICE CHART

MICHAEL PEPPEL, A CONVICTED FELON, IS ADVISING THE RIVC GROUP!

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Mr. Michael E. Peppel was convicted of violating federal securities laws, was imprisoned for nearly two years, was required to pay a $5 million fine, and is banned for life from serving as a director or officer of any public company.

●	The RIVC Group engaged Mr. Peppel as a consultant with respect to their efforts to acquire control of your Company!

READ  WHAT  THE  UNITED  STATES  ATTORNEY'S  OFFICE  SAID  ABOUT MICHAEL E. PEPPEL!

The United States Attorney's Office for the Southern District of Ohio made the following statements about Mr. Peppel in its Supplemental Sentencing Memorandum dated May 6, 2013, as filed with the United States District Court for the Southern District of Ohio, Western Division at Dayton, when the United States Attorney's Office was seeking a longer prison sentence for Mr. Peppel:

●	"Michael Peppel engaged in a deliberate scheme to defraud millions of dollars from investors" in MCSI, Inc.

●	"Mr. Peppel's offenses are serious. His well-planned and deliberate actions cost investors not only millions but also hundreds, if not thousands, of jobs for people in Ohio."

●	"Mr. Peppel charged to his Healthwarehouse.com corporate credit card over $300,000 in personal expenses."

●	"Whatever his role at Healthwarehouse.com, Mr. Peppel exploited it to the benefit of his interests and to the detriment of that company and its shareholders."

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"Without the prior approval or knowledge of the Board of Directors, he arranged for products from his wife's company to be sold through Healthwarehouse.com's website at cost (i.e., at the price Healthwarehouse.com paid for the product). While this arrangement undoubtedly advanced his own interests and that of his wife, it made little business sense for Healthwarehouse.com.  When finally advised of this questionable arrangement, the Board of Directors immediately ordered its termination."

Mr. Peppel's activities at your Company occurred at a time when his mother's company, Cape Bear Partners, owned well over 10% of the outstanding common stock of the Company.  The United States Attorney's Office in its Supplemental Sentencing Memorandum stated the following regarding Cape Bear Partners:

●	Cape Bear is an entity over which Mr. Peppel "maintained de facto control."

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"Additionally, it appears that, in selling stock, Cape Bear may have exploited inside information concerning Healthwarehouse.com.  Cape Bear, for example, sold shares of Healthwarehouse.com stock shortly before Mr. Peppel's credit card scheme was disclosed to the SEC."

THE RIVC GROUP  INCLUDES CAPE BEAR PARTNERS AND MICHAEL  PEPPEL!

●	Cape Bears Partners is a member of the RIVC Group.

●	Michael E. Peppel is a consultant to the RIVC Group.

●	Your Board believes that your Company and its shareholders have suffered enough from the prior activities of Mr. Peppel.

THE  RIVC  GROUP  IS  SEEKING  CONTROL  OF  YOUR  COMPANY  WITHOUT PAYING  ANY  CONTROL  PREMIUM AND WANTS YOUR COMPANY TO PAY THEM!

●	The RIVC Group is seeking to elect four directors at the meeting, which will give them control of your Board and control of your Company!

●	The RIVC Group is not planning to make any payment to existing shareholders or to pay any control premium to our shareholders.

●	We believe it is appropriate for anyone seeking control of your Company to pay a control premium, even if they are not required by law to do so.

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The RIVC Group wants their nominees if elected to have the Company pay all of the costs of the RIVC Group to acquire control of your Company. They also state that such payment to them is not expected to be submitted to shareholders for approval!

●	We do not believe it is appropriate for the RIVC Group to have their expenses paid by the Company without shareholder approval of such payment.

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We offered the RIVC Group a seat on your Board in an attempt to avoid a very costly and disruptive proxy fight, but this offer was rejected by the group.  The RIVC Group said they wanted all four Board seats.

YOUR BOARD OF DIRECTORS WANTS AN INVESTMENT BANKING FIRM TO VALUE YOUR  COMPANY AND  TO EXPLORE  HOW  BEST TO MAXIMIZE VALUE FOR ALL SHAREHOLDERS, AS WE BELIEVE THE COMPANY IS TURNING THE CORNER!

●	Net consumer sales were $2,302,215 for the June 30, 2016 quarter, an increase of $779,275 or 51.5% compared to the 2nd quarter of 2015, due to continuing national press coverage and repeat business.

●	Core prescription sales were $1,810,053 for the June 30, 2016 quarter, an increase of $598,002 or 49.3% compared to the 2nd quarter of 2015, the highest level in the Company's history.

●	New customers grew 140% in the June 30, 2016 quarter compared to the 2nd quarter of 2015, and gross margins were 64.3% for the June 30, 2016 quarter.

●	Your Company is a 4 time Bizrate Circle of Excellence award winner, putting it in the top 2.9% of more than 4,700 retailers for customer service and satisfaction.

●	We believe the Company's solid results and consumer focused strategy are driving favorable press coverage!

HEWA SALES, NET LOSS & EBITDAS 2014-2016*

* The amounts in the 2016 column are projections for calendar 2016 and there can be no assurance that such projections will be achieved; however, we believe such projections are reasonable based upon the Company's actual results for the first half of 2016.

It is important that your shares of HealthWarehouse.com common stock be represented and voted at the annual meeting. Even if you plan to attend the annual meeting in person, please vote your shares by signing, dating and mailing the enclosed WHITE proxy card in the accompanying postage-paid envelope as soon as possible.  In addition, you may vote over the Internet or by telephone by following the directions on your WHITE proxy card.  Every vote counts!

On behalf of your Board of Directors, we thank you for your support.

/s/  Lalit Dhadphale
       Lalit Dhadphale
       President and Chief Executive Officer

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact:

Daniel Seliga
Chief Operating Officer and Chief Financial Officer
1-800-748-7000, ext. 7010

We urge you NOT to sign any Blue proxy card sent to you by the RIVC Group or its nominees or affiliates, as only the latest-dated proxy card counts. If you have already signed a Blue proxy card, you can change your vote by using the enclosed WHITE proxy card or by voting over the Internet or by telephone by following the directions on your WHITE proxy card.

IMPORTANT THINGS TO REMEMBER WHEN VOTING:

●	Your Board of Directors intends to maximize value for all shareholders and intends to explore all strategic options, including a sale of the Company.

●	Your Board of Directors recommends that you vote FOR each of the proposals on the enclosed WHITE proxy card.

●	The future of your Company is at stake, and it is important that you vote, no matter how many shares you own.

●	You may vote by signing and dating the enclosed WHITE proxy card by returning it in the enclosed postage-paid envelope. Please remember to SIGN and DATE your card when you return it.

●	You may also vote over the Internet or by telephone by following the directions on your WHITE proxy card.

●
If your shares are held through a broker, bank or other nominee, you must return your voting instructions to that entity in order to have your vote counted.  You can do so by sending a WHITE voting card instruction to that entity or by voting over the Internet or by telephone by following the instructions from the broker, bank or nominee.

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Your Board recommends that you not sign or return any Blue proxy card that you receive from the RIVC Group.  You should not sign a Blue proxy card to vote against the RIVC Group nominees, as doing do will cancel your vote in favor of your Board's nominees.

●	If you have already signed a Blue proxy card, please sign the enclosed WHITE proxy card, as only your latest dated proxy counts.

YOUR VOTE IS IMPORTANT! PLEASE TAKE THE TIME TODAY TO VOTE USING THE WHITE PROXY CARD.

HealthWarehouse.com To Hire Investment Banker To Maximize Shareholder Value
Company Looks To Take Advantage of Current Healthcare Consolidation Trends

(CINCINNATI, OH, August 8, 2016) -- -HealthWarehouse.com, Inc. (OTCQB: HEWA), the only VIPPS & Vet--VIPPS accredited online pharmacy licensed in all 50 states, today announced that it intends to hire an investment banking firm to explore all strategic options to maximize shareholder value, including a strategic partnership with a larger, well-capitalized entity or sale of the Company. Multiple parties have expressed interest in merging with or acquiring the Company, and the Board of Directors has determined that it is in the best interest of all shareholders to hire an investment banker to evaluate the board's options to maximize shareholder value.
The Company has made significant progress in improving its balance sheet, increasing gross profit margins and growing sales, and the Company is now operating at breakeven quarterly cash flow. This progress along with positive national media coverage has created further interest in the Company from consumers and outside parties alike as HealthWarehouse.com remains the only VIPPS & Vet--VIPPS accredited online pharmacy licensed in all 50 states, focused on the $80 billion cash prescription market.
"To capitalize on current interest in the Company and consolidation trends in the healthcare industry, the Board of Directors remains committed to objectively considering all avenues that may enhance our ability to maximize shareholder value. Our decision to begin this process is consistent with our commitment to our shareholders and will allow interested parties to fully understand the significant value of HealthWarehouse.com and the enormous potential of the Company," said Lalit Dhadphale, Chairman, co-founder, President and CEO of HealthWarehouse.com.
There can be no assurance that these opportunities will result in a transaction. The Company does not currently intend to provide updates unless or until it determines that disclosure is appropriate or necessary.
About HealthWarehouse.com
HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS & Vet-VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out of pocket prescription market, which is expected to grow to over $80 billion in 2016.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.
HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

Forward-Looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, and timing of cash flows. More information about factors that potentially could affect HealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

Contact
Mr. Lalit Dhadphale, CEO
lalit@healthwarehouse.com
(859) 444-7341